 For Release
 April 28, 2011
 1:00 p.m. PT
Contacts:
Jim Brill
SVP, Finance and Chief Financial Officer
(818) 878-7900

On Assignment Reports First Quarter 2011 Results
Revenues up 34% Year-over-Year and 7% sequentially
Adjusted EBITDA up 140% Year-over-Year
EPS $0.08 vs. ($0.01) in the 1st Quarter of 2010

CALABASAS, Calif., April 28, 2011 -- On Assignment, Inc. (NASDAQ: ASGN), a diversified professional staffing firm providing flexible and permanent staffing solutions in specialty skills including Laboratory/Scientific, Healthcare/Nursing, Physicians, Medical Financial, Information Technology and Engineering, today reported results for the quarter ended March 31, 2011.

First Quarter 2011 Highlights
-	Revenues for the first quarter of 2011 were $129.4 million, up 34% year-over-year and up 7% from the preceding quarter.

-	Gross Margin was 33.3% compared with 32.0% in the first quarter of 2010.

-	Adjusted EBITDA (a non-GAAP measurement defined below) was $10.5 million, up 140% year-over-year.

-	Adjusted EBITDA margin (Adjusted EBITDA as a % of revenues) for the quarter was 8.1% compared with 4.6% in the first quarter of 2010.

-	Net Income was $3.2 million, or $0.08 per diluted share.

-	Completed the acquisition of Valesta, a Belgian clinical research staffing company which contributed $2 million in revenue in the quarter.

Commenting on the results for the first quarter, Peter Dameris, President and Chief Executive Officer of On Assignment, Inc. said, “During the quarter, our revenue growth continued to accelerate. We experienced very robust revenue growth in our IT & Engineering and Life Sciences segments and believe that the first quarter marked the bottom in revenue declines for our Nurse Travel and Physician Staffing divisions. This marks the first period in two years that all of our divisions have seen positive demand for their services and strengthens our outlook for continued growth and operating leverage. Due to our higher revenues and because of decisions we’ve made over the past two years, Adjusted EBITDA grew at a rate about four times faster than revenues, which demonstrates the earnings capability of the business as it continues to scale.”

Jim Brill, Senior Vice President and Chief Financial Officer of On Assignment, Inc. stated, “Our gross margin of 33.3% was the highest first quarter gross margin ever achieved by the Company. In the first quarter of 2011, gross margin in our IT and Engineering division was 34.9%, in Life Sciences it was 34.2%, Healthcare gross margin was 28.4% and Physician staffing gross margin was 32.1%.”

First Quarter 2011 Results

For the first quarter of 2011, consolidated revenues were $129.4 million, up 34.4% on a year-over-year and up 6.8% on a sequential basis. The Company had net income of $3.2 million, or $0.08 per diluted share, compared with a net loss of $0.3 million in the first quarter of 2010.

The IT and Engineering segment revenues were $60.1 million, up 67.9% from the first quarter of 2010 and 10.9% from the fourth quarter of 2010. Life Sciences segment revenues were $33.0 million, up 43.0% from the first quarter of 2010 and 6.7% from the fourth quarter of 2010. Healthcare segment revenues, which include Nurse Travel and Allied Healthcare lines of business, were $19.8 million, up 6.8% from the first quarter of 2010 and up 7.0% from the fourth quarter of 2010.  Nurse Travel revenues were $9.7 million, compared with $9.0 million in the first quarter of 2010 and $8.5 million in the fourth quarter of 2010 which included $0.8 million of revenue generated from supporting a customer that experienced labor disruption during that quarter. Allied Healthcare revenues were $10.1 million, up 6.0% from the first quarter of 2010 and up slightly from the fourth quarter of 2010. Physician segment revenues were $16.5 million, down 12.5% from the first quarter of 2010 and down 5.7% from the fourth quarter of 2010.

SG&A increased by $1.4 million over the fourth quarter primarily due to higher branch office expenses, mainly commissions on the higher revenue levels and headcount additions to support anticipated high growth in certain segments, the inclusion of Valesta operating results during the quarter and higher acquisition related expenses.  This increase was partially offset by a $0.8 million decrease in equity based compensation and a $0.5 million gain related to foreign currency.  Capital expenditures were $2.65 million, amortization of intangibles was $0.4 million and depreciation was $1.5 million.

Second Quarter 2011 Financial Estimates

Based on revenues in the first four weeks of the second quarter of 2011 and taking into account the Company’s normal seasonal operating patterns, the Company’s financial estimates for the quarter ending June 30, 2011 are as follows:

•	Revenues of $142 million to $145 million
•	Gross Margin of approximately 34%
•
SG&A of approximately $39 million which excludes any acquisition related expenses  but includes depreciation of approximately $1.6 million, amortization of approximately $0.6 million and approximately $1.6 million in equity-based compensation expense

•	Adjusted EBITDA of $13 million to $14 million
•	Net income of $4.8 million to $5.4 million
•	Earnings per diluted share of $0.13 to $0.14

The estimates above assume no deterioration in the staffing markets On Assignment serves.  The estimates assume year-over-year revenue growth of slightly above 60% for IT and Engineering, approximately 50% for Life Sciences, high single digit for Healthcare and a low single digit decline in Physician Staffing.

On Assignment will hold its quarterly conference call to discuss its first quarter 2011 financial results this afternoon, Thursday, April 28, 2011 at 1:30 p.m. Pacific Time.  Interested parties are invited to listen to the conference call by dialing (877) 805-4089 or (281) 913-8521 ten minutes before the call. The conference ID number is 59018056. A replay of the conference call can be accessed from approximately 5:30 p.m. Pacific Time Thursday, April 28, 2011 through Friday, May 6, 2011 by dialing (800) 642-1687 or (706) 645-9291 with the conference ID number 59018056.

This call is being webcast by Thomson/CCBN and can be accessed via On Assignment’s web site at www.onassignment.com.  Individual investors can also listen at Thomson/CCBN's site at www.fulldisclosure.com or by visiting any of the investor sites in Thomson/CCBN's Individual Investor Network.

About On Assignment
On Assignment, Inc. (NASDAQ: ASGN), is a leading global provider of highly skilled, hard-to-find professionals in the growing life sciences, healthcare, and technology sectors, where quality people are the key to success. The Company goes beyond matching résumés with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for their quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.

On Assignment was founded in 1985 and went public in 1992. The corporate headquarters are located in Calabasas, California, with a network of approximately 79 branch offices throughout the United States, Canada, United Kingdom, Netherlands, Ireland and Belgium.  Additionally, physician placements are made in Australia and New Zealand. To learn more, visit http://www.onassignment.com.

Reasons for Presentation of Non-GAAP Financial Measures
Statements made in this release and the Supplemental Financial Information accompanying this release include non-GAAP financial measures.  Such information is provided as additional information, not as an alternative to our consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of our current financial performance. The Supplemental Financial Information sets forth financial measures reviewed by our management to evaluate our operating performance.  Such measures also are used to determine a portion of the compensation for some of our executives and employees.  We believe the non-GAAP financial measures provide useful information to management, investors and prospective investors by excluding certain charges and other amounts that we believe are not indicative of our core operating results. These non-GAAP measures are included to provide management, our investors and prospective investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters.  One of the non-GAAP financial measures presented is EBITDA (earnings before interest, taxes, depreciation, amortization of identifiable intangible assets), another term is Adjusted EBITDA (EBITDA plus equity-based compensation expense, impairment charges and acquisition related costs), which terms might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies.  The financial statement tables that accompany this press release include reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure.

Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty.  Forward-looking statements include statements regarding the Company’s anticipated financial and operating performance in 2011.  All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially.  In particular, the Company makes no assurances that the estimates of revenues, gross margin, SG&A, Adjusted EBITDA, net income, earnings per share or earnings per diluted share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining temporary staffing clients, the availability of qualified temporary nurses and other qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC on March 16, 2011. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31,		December 31,
	2011	2010	2010

Revenues	$129,438	$96,313	$121,152
Cost of services	86,284	65,490	78,918
Gross profit	43,154	30,823	42,234
Selling, general and administrative expenses	36,755	29,831	35,374
Impairment of goodwill	―	―	15,399
Operating income (loss)	6,399	992	(8,539)
Interest expense	(730)	(1,560)	(3,541)
Interest income	17	32	70
Income (loss) before income taxes	5,686	(536)	(12,010)
Income tax provision (benefit)	2,522	(234)	1,688
Net income (loss)	$3,164	$(302)	$(13,698)

Earnings (loss) per share
Basic	$0.09	$(0.01)	$(0.38)
Diluted	$0.08	$(0.01)	$(0.38)

Number of shares and share equivalents used to calculate earnings per share:
Basic	36,623	36,361	36,421
Diluted	37,429	36,361	36,421

SUPPLEMENTAL SEGMENT FINANCIAL INFORMATION
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,		December 31,
	2011	2010	2010
Revenues:
Life Sciences	$32,957	$23,050	$30,874

Healthcare Staffing	19,844	18,576	18,548

Physician Staffing	16,518	18,871	17,518

IT and Engineering	60,119	35,816	54,212
Consolidated revenues	$129,438	$96,313	$121,152

Gross profit:
Life Sciences	$11,270	$7,294	$11,173

Healthcare Staffing	5,627	4,969	5,488

Physician Staffing	5,299	5,989	5,977

IT and Engineering	20,958	12,571	19,596
Consolidated gross profit	$43,154	$30,823	$42,234

SELECTED CASH FLOW INFORMATION
(In thousands)
(Unaudited)

	Quarter Ended
	March 31,		December 31,
	2011	2010	2010
Cash provided by operations	$6,274	$6,412	$6,459
Capital expenditures	2,650	1,320	2,108

SELECTED CONSOLIDATED BALANCE SHEET DATA
(In thousands)
(Unaudited)

	As of
	March 31,		December 31,
	2011	2010	2010
Cash and cash equivalents	$15,821	$30,250	$18,409
Accounts receivable, net	74,924	50,375	62,518
Intangible assets, net	246,985	227,712	224,890
Total assets	376,179	346,711	341,116
Current portion of long-term debt	5,000	―	5,000
Current liabilities	54,899	35,371	45,050
Long-term debt	73,500	77,913	61,750
Other long-term liabilities	23,242	6,928	14,829
Stockholders’ equity	224,538	226,499	219,487

RECONCILIATION OF GAAP NET INCOME (LOSS) AND EARNINGS (LOSS) PER SHARE TO NON-GAAP EBITDA AND EBITDA PER SHARE
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended
	March 31, 2011		March 31, 2010		December 31, 2010
Net income (loss)	$3,164	$0.08	$(302)	$(0.01)	$(13,698)	$(0.38)
Interest expense, net
Interest, net	713	0.02	1,528	0.04	1,263	0.04
Write-off of deferred loan costs	―	―	―	―	2,208	0.06
Income tax provision (benefit)	2,522	0.07	(234)	(0.01)	1,688	0.05
Depreciation	1,548	0.04	1,425	0.04	1,478	0.04
Amortization of intangibles	416	0.01	625	0.02	520	0.01
EBITDA	8,363	0.22	3,042	0.08	(6,541)	(0.18)
Equity-based compensation	1,625	0.04	1,334	0.04	2,431	0.07
Impairment of goodwill	―	―	―	―	15,399	0.41
Acquisition costs expensed	552	0.02	23	―	311	0.01
Adjusted EBITDA	$10,540	$0.28	$4,399	$0.12	$11,600	$0.31

Weighted average common and common equivalent shares outstanding
Basic	36,623		36,361		36,421
Diluted	37,429		36,956		37,321

NOTE:  Basic weighted average shares outstanding were utilized in the EPS calculation, where all other share equivalents were anti-dilutive due to the net loss.  Diluted weighted average shares outstanding were utilized in the EPS calculation where the impact of specific items resulted in positive EBITDA and positive adjusted EBITDA.  For the quarter end March 31, 2010 and December 31, 2010 calculations, basic shares were utilized for the calculation of EPS related to the net loss and all components of EBITDA.  All other calculations utilized diluted weighted average shares outstanding.

RECONCILIATION OF ESTIMATED GAAP NET INCOME TO ESTIMATED NON-GAAP EBITDA AND ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Estimated Range of Results
	Quarter Ending
	June 30, 2011
Net income	$4,800	$5,400
Interest expense	800	800
Income tax provision	3,600	4,000
Depreciation and amortization	2,200	2,200
EBITDA	11,400	12,400
Equity-based compensation	1,600	1,600
Adjusted EBITDA	$13,000	$14,000

SUPPLEMENTAL FINANCIAL INFORMATION – REVENUES AND GROSS MARGINS (Dollars in thousands)
(Unaudited)

Healthcare
	Life Sciences	Allied Healthcare	Nurse Travel	Total Healthcare	Physician Staffing	IT and Engineering	Consolidated
Revenues:
Q1 2011	$32,957	$10,140	$9,704	$19,844	$16,518	$60,119	$129,438
Q4 2010	$30,874	$10,060	$8,488	$18,548	$17,518	$54,212	$121,152
% Sequential Change	6.7%	0.8%	14.3%	7.0%	(5.7%)	10.9%	6.8%
Q1 2010	$23,050	$9,564	$9,012	$18,576	$18,871	$35,816	$96,313
% Year-over-Year Change	43.0%	6.0%	7.7%	6.8%	(12.5%)	67.9%	34.4%

Gross Margins:
Q1 2011	34.2%	31.3%	25.2%	28.4%	32.1%	34.9%	33.3%
Q4 2010	36.2%	32.7%	25.9%	29.6%	34.1%	36.1%	34.9%
Q1 2010	31.6%	30.8%	22.4%	26.7%	31.7%	35.1%	32.0%

SUPPLEMENTAL FINANCIAL INFORMATION – KEY METRICS
(Unaudited)

	Quarter Ended
	March 31, 2011	December 31, 2010
Percentage of revenues:
Top ten clients	7.0%	7.2%
Direct hire/conversion	3.3%	3.4%

Bill rate:
% Sequential change	2.2%	1.8%
% Year-over-year change	6.3%	2.7%

Bill/Pay spread:
% Sequential change	2.7%	1.6%
% Year-over-year change	5.3%	1.2%

Average headcount:
Contract professionals (CP)	4,092	3,955
Staffing consultants (SC)	758	728

Productivity:
Gross profit per SC	$57,000	$58,000